UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

_______________________

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: March 30, 2011

TIFFANY & CO.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9494 (Commission File Number)	13-3228013 (I.R.S. Employer Identification No.)

727 Fifth Avenue, New York, New York (Address of principal executive offices)	10022 (Zip Code)

Registrant's telephone number, including area code:  (212) 755-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
(see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On March 30, 2011, Laurelton Diamonds, Inc., a direct, wholly-owned subsidiary of Registrant (“Laurelton”), as lender, entered into a U.S. $50 million amortizing term loan facility agreement (the “Loan”) with Koidu Holdings S.A., a  British Virgin Islands company (“Koidu”), as borrower, and BSG Resources Limited, a Guernsey company (“BSG”), as a limited guarantor.  Koidu operates a kimberlite diamond mine in the Kono district of Sierra Leone (the “Mine”) from which Laurelton now acquires diamonds.  Koidu is required under the terms of the Loan to apply the proceeds of the Loan to capital expenditures necessary to expand the Mine, among other purposes.  The Loan is required to be repaid in full by March 30, 2017 through semi-annual payments of principal scheduled to begin on March 30, 2013.  Interest will accrue on the outstanding principal amount of the Loan at a rate per annum that will be, from time to time, the greater of (i) LIBOR plus 3.5% and (ii) 4%.  This rate will be calculated once every six months, will remain fixed for a six-month interest period and will be payable on the last day of each such interest period.  In connection with the Loan, Laurelton was granted the right to purchase at fair market value diamonds recovered from the Mine and meeting Laurelton’s quality standards.  Subject to certain contingencies, principal amounts available under the Loan may be drawn in multiple installments; as of April 2, 2011, no installment had been drawn.  The assets of Koidu, including all equipment and rights in respect of the Mine, are subject to the security interest of a lender that is not affiliated with Registrant.  The Loan will be partially secured by diamonds that have been recovered from the Mine and not yet sold.  The obligations of BSG as guarantor are limited in time, amount and scope as provided in the Loan.

Item 9.01.                      Financial Statements and Exhibits.

(c)	Exhibits

10.163
US$50,000,000 amortizing term loan facility agreement dated 30 March 2011 between and among Koidu Holdings S.A. (as Borrower), BSG Resources Limited (as Guarantor) and Laurelton Diamonds, Inc. (as Original Lender).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIFFANY & CO.

BY:	/s/ Patrick B. Dorsey
Patrick B. Dorsey
Senior Vice President, General Counsel
and Secretary

Date:  April 5, 2011

EXHIBIT INDEX

Exhibit No.          Description

10.163
US$50,000,000 amortizing term loan facility agreement dated 30 March 2011 between and among Koidu Holdings S.A. (as Borrower), BSG Resources Limited (as Guarantor) and Laurelton Diamonds, Inc. (as Original Lender).